Exhibit 99.1

Francisco Partners and TPG Complete Acquisition of New Relic

SAN FRANCISCO – November 8, 2023 – New Relic, the all-in-one observability platform for every engineer, announced that Francisco Partners and TPG have completed their all-cash acquisition of New Relic for $87.00 per share, representing an equity valuation of approximately $6.5 billion.

The acquisition agreement was previously disclosed on July 31, 2023, and approved by New Relic stockholders at a special meeting held on November 1, 2023. The transaction establishes New Relic as a private company with enhanced flexibility and resources to continue investing in its leading observability platform and meeting the data and efficiency needs of its customers.

New Relic’s common stock (NEWR) has ceased trading and is no longer listed on the New York Stock Exchange.

Advisors

Qatalyst Partners served as financial advisor to New Relic, and Latham & Watkins LLP acted as legal counsel.

Morgan Stanley & Co. LLC acted as lead financial advisor to Francisco Partners and TPG. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Moelis & Company also advised the firms. Davis Polk & Wardwell LLP, Paul Hastings LLP, and Kirkland & Ellis LLP acted as legal counsel to Francisco Partners and TPG.

Freshfields Bruckhaus Deringer US LLP acted as legal counsel to Lew Cirne, Founder and Chairman of the New Relic Board (non-executive).

About New Relic

As a leader in observability, New Relic empowers engineers with a data-driven approach to planning, building, deploying, and running great software. New Relic delivers the only unified data platform that empowers engineers to get all telemetry—metrics, events, logs, and traces—paired with powerful full stack analysis tools to help engineers do their best work with data, not opinions. Delivered through the industry’s first usage-based consumption pricing that’s intuitive and predictable, New Relic gives engineers more value for the money by helping improve planning cycle times, change failure rates, release frequency, and mean time to resolution. This helps the world’s leading brands including adidas Runtastic, American Red Cross, Australia Post, Banco Inter, Chegg, GoTo Group, Ryanair, Sainsbury’s, Signify Health, Topgolf, and World Fuel Services (WFS) improve uptime, reliability, and operational efficiency to deliver exceptional customer experiences that fuel innovation and growth. www.newrelic.com.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 20 years ago, Francisco Partners has invested in more than 400 technology companies, making it one of the most active and longstanding investors in the technology industry. With approximately $45 billion in capital raised to date, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.

About TPG

TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $212 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities. For more information, visit www.tpg.com.

New Relic

Media Contact

Kerry Baker

New Relic, Inc.

PR@newrelic.com

Investor Contact

Ingo Friedrichowitz

New Relic, Inc.

IR@newrelic.com